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                                                                     EXHIBIT 5.1

                 [STRADLING YOCCA CARLSON & RAUTH LETTERHEAD]

                                 July 10, 2000

Newport Corporation
1791 Deere Avenue
Irvine, California  92606

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") being filed by Newport Corporation, a Nevada corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 5,687,318 shares of the Company's common stock, $0.1167 stated value ("Common Stock"), issuable under the Company's 1992 Stock Incentive Plan (the "1992 Plan"), 1999 Stock Incentive Plan (the "1999 Plan") and Employee Stock Purchase Plan (the "Purchase Plan").

     We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

     Based on the foregoing, it is our opinion that the 5,687,318 shares of Common Stock, when issued under the 1992 Plan, the 1999 Plan and the Purchase Plan and against full payment therefor in accordance with the terms and conditions of each, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              STRADLING YOCCA CARLSON & RAUTH